Aames 2001-4

Mortgage Pass-Through Certificates

Series 2001-4

Realized Loss Detail Report for February 25, 2002 Distribution
Realized Loss Detail Report - Loans Liquidated During Current Distribution
SUMMARY					LOAN GROUP

Total Loan Count = 0					Loan Group 1 = Group 1 Group
Total Original Principal Balance = 0.00
Total Prior Principal Balance = 0.00
Total Realized Loss Amount = 0.00
Total Net Liquidation Proceeds = 0.00

Loan Number		Original	Prior		Current	State &
&	Loan	Principal	Principal	Realized	Note	LTV at	Original	Origination
Loan Group	Status	Balance	Balance	Loss/(Gain)	Rate	Origination	Term	Date
SPACE INTENTIONALLY LEFT BLANK

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